Exhibit 99.1
ALLERGAN ANNOUNCES PROMOTION OF F. MICHAEL BALL TO PRESIDENT
AND RAYMOND DIRADOORIAN TO EXECUTIVE VICE PRESIDENT, GLOBAL
TECHNICAL OPERATIONS
(IRVINE, California, February 2, 2006) — Allergan, Inc. (NYSE: AGN) today announced that F. Michael Ball assumed the position of President, Allergan effective February 1, 2006. Additionally, Allergan announced the appointment of Raymond Diradoorian to Executive Vice President, Global Technical Operations. With the appointment of Mr. Ball to President, David E.I. Pyott will maintain his position as Allergan’s Chief Executive Officer and Chairman of the Board.
Mr. Ball has served as Allergan’s Executive Vice President and President, Pharmaceuticals since 2003. In this role, Mr. Ball was instrumental in the successful reorganization and management of Allergan’s global commercial operations. Mr. Ball joined Allergan in 1995 and has held positions of increasing responsibility, including Corporate Vice President and President North America. Mr. Ball has been a member of Allergan’s Executive Committee since 1996. Prior to joining Allergan, Mr. Ball was at Syntex Laboratories USA, where he held various senior level positions in the marketing, sales and managed care functions.
“During his ten years at Allergan, Mike has been a tremendous asset to the organization, helping to build new product franchises and to achieve market leadership positions and vigorous growth across all businesses worldwide,” said Mr. Pyott. “His demonstrated ability to increase our efficiency and effectiveness through concentration of our commercial efforts on key products and to lead significant structural changes in our operational model has contributed greatly to Allergan’s strong performance. In his new role, Mike will take on responsibility for the integration of Inamed as well as continuing to drive focus within our specialty franchises to further increase our overall growth and profitability.”
Mr. Diradoorian joined Allergan in 1981 and has a 25-year proven track record of successfully managing the company’s global manufacturing, engineering and operations areas. In 2005, Mr. Diradoorian was appointed as Allergan’s Senior Vice President, Global Technical Operations, where he was responsible for the global network of manufacturing plants, Quality Assurance, Environmental Health and Safety and various other operational functions. In addition to his new role as Executive Vice President, Global Technical Operations, Mr. Diradoorian has been elected to Allergan’s Executive Committee.
“Ray’s promotion and his election to Allergan’s Executive Committee reflect his broad technical and leadership skills and he has already made a significant contribution to Allergan since his appointment in 2005,” said Mr. Pyott.

About Allergan, Inc.
Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the ophthalmology, neurosciences, medical dermatology, medical aesthetics and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.
Forward-Looking Statements
This press release contains “forward-looking statements”, including the statements by Mr. Pyott, statements regarding research and development outcomes, efficacy, and market and product potential. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include general industry and pharmaceutical market conditions; general domestic and international economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product marketing such as the unpredictability of market acceptance for new pharmaceutical and biologic products and/or acceptance of new indications for such products; potential difficulties in manufacturing a new product formulation; domestic and foreign health care reforms; the timing and uncertainty of the research and development and regulatory processes; trends toward managed care and health care cost containment; and governmental laws and regulations affecting domestic and foreign operations. Additional information concerning these and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2004 Form 10-K and Allergan’s Form 10-Q for the quarter ended September 30, 2005. Copies of Allergan’s press releases and additional information about Allergan is available on the World Wide Web at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.
Allergan Contacts:
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Ashwin Agarwal (714) 246-4582 (investors)
Caroline Van Hove (714) 246-5134 (media)
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